FOR IMMEDIATE RELEASE	Contact: Laura Wakeley Office: 717-291-2616

Lebanon Valley Farmers Bank

to merge with Fulton Bank

Added locations to benefit customers of both banks

     (January 23) – Lancaster, PA – R. Scott Smith, Jr., chairman, chief executive officer and president of Fulton Financial Corporation (NASDAQ:  FULT) today announced that the boards of directors of two of the Corporation’s Pennsylvania banks have reached an agreement in principle to merge.

     Lebanon Valley Farmers Bank, based in Lebanon, PA, will merge with Fulton Bank, headquartered in neighboring Lancaster, PA.   This action is subject to approval by bank regulatory authorities and is expected to be completed during the third quarter of 2007.

     Following the merger, the former Lebanon Valley Farmers Bank offices will operate as the “Fulton Bank – Lebanon Division” and will continue to conduct business under the same local autonomy and decentralized decision-making philosophies that characterize that bank today.  Andrew Marhevsky, currently the president and CEO of Lebanon Valley Farmers Bank, will become president of Fulton Bank’s Lebanon Division.

     After the merger, customers will be able to more conveniently access all of Fulton Bank’s locations throughout a twelve-county service area covering Lebanon, Lancaster, Berks, Bucks, Centre, Chester, Cumberland, Delaware, Dauphin, Montgomery, Schuylkill and York Counties.

     “When our banks join forces, our total assets will grow to nearly $5.8 billion,” said Craig Roda, president and CEO of Fulton Bank. “These additional resources will enable us to better meet the changing financial needs of the businesses, individuals and families we serve.  In addition, the merger will create operating and marketing efficiencies by leveraging existing brand awareness over a larger geographical area.”

     “By joining our colleagues at Fulton Bank, with whom we have worked so closely over the years, we will be able to serve our communities more efficiently,” said Marhevsky.  ”Many people in Lebanon County work in Dauphin, Lancaster and Berks Counties.  This merger will provide even more convenience for those individuals.  In addition, we can also provide a more direct link between our customers and the wide array of services Fulton offers.  And most importantly, we will maintain the personalized banking relationships our customers have already established with Lebanon Valley Farmers Bank’s talented employee team.”

     Lebanon Valley Farmers Bank currently operates 12 banking offices in Lebanon, Berks and Schuylkill Counties.  Fulton Bank currently operates 83 banking offices in Lancaster, Dauphin, Cumberland, Delaware, Berks, Montgomery, Bucks, Centre, Chester and York Counties.  Customers of the newly combined bank will have access to financial services at all of the more than 260 branches of Fulton Financial Corporation’s affiliate banks in Pennsylvania, New Jersey, Maryland, Delaware and Virginia.

     More information on Lebanon Valley Farmers Bank can be found on the Internet at www.lvfb.com.  Information on Fulton Bank is available at www.fultonbank.com and information on Fulton Financial Corporation can be found at www.fult.com.

#   #   #

2007